Exhibit (r)(1)

CODE OF ETHICS

of

Highland Funds I, Highland Funds II,

NexPoint Credit Strategies Fund, NexPoint Real Estate Strategies Fund, NexPoint

Opportunistic Credit Fund and NexPoint Capital, Inc.

(each a “Fund” and collectively, the “Funds”)

A.	Legal Requirement.

Rule 17j-1(b) under the Investment Company Act of 1940, as amended (the “1940 Act”), makes it unlawful for any Trustee or Director (“Board Member”) or officer of a Fund or a Fund’s investment advisor, NexPoint Advisors, L.P. or Highland Capital Management Fund Advisors, L.P., as applicable (together, the “Advisor”), as well as certain other persons, in connection with the purchase or sale by such person of a security “held or to be acquired” by a Fund:

(1)	To employ any device, scheme or artifice to defraud the Fund;

(2)	To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

(4)	To engage in any manipulative practice with respect to the Fund.

A security is “held or to be acquired” by the Fund if within the most recent 15 days it (i) is or has been held by a Fund, or (ii) is being or has been considered by the Fund or the Advisor for purchase by the Fund. A security “held or to be acquired” by a Fund also includes any option to purchase or sell, and any security convertible into or exchangeable for, a security described in the preceding sentence. A purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

B.	Fund Policy.

It is the policy of each Fund that no “access person”1 of the Fund or of the Advisor shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above.

[1]	An “access person” is each board member, officer or “advisory person” of a Fund or the Advisor (hereinafter, “Access Person”).

An “advisory person” is (i) any director/trustee, officer or employee of a Fund or the Advisor (or of a fund in a control relationship to a Fund or the Advisor) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and (ii) any natural person in a control relationship to a Fund or the Advisor who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of securities by the Company.

C.	Procedures.

1. To provide the Fund with information to enable it to determine with reasonable assurance whether the provisions of Rule 17j-1(b) are being observed:

(a)	Within 10 days of becoming an Access Person, all Access Persons (other than board members who are not “interested persons” (as defined in the 1940 Act) of the Fund, “Independent Board Members”) must submit to the Fund’s Chief Compliance Officer (the “Chief Compliance Officer”) a statement of all securities in which such Access Person has any direct or indirect beneficial ownership.[2]

This statement must include (i) the title, number of shares and principal amount of each reportable security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person, (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of such Access Person as of the date the person became an Access Person and (iii) the date of submission by the Access Person. This statement also must be submitted by all new Fund employees who are Access Persons upon their employment by the Fund.

(b)	When an account is established by an Access Person (other than an Independent Board Member) in which any securities were held during a quarter for the direct or indirect benefit of the Access Person such Access Person is required to send written notification (which include email notification) of such fact to the Chief Compliance Officer before engaging in any personal securities transactions through such account, but in any event within 10 days of the end of the calendar quarter in which the account was opened. Such report must include (i) the name of the broker, dealer or bank with whom the Access Person established the account, (ii) the date the account was established and (iii) the date the report was submitted by the Access Person. A letter in substantially the form annexed hereto as Appendix A, as may be amended from time to time, will be sent to the broker-dealer involved, allowing such Access Person to maintain the account and directing that duplicate confirmations of transactions in the account be sent to the Chief Compliance Officer.

[2]	“Beneficial ownership” of a security is determined in the same manner as it would be for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “1934 Act”) except that such determination should apply to all securities. Generally, you should consider yourself the beneficial owner of securities held by your spouse, your minor children, a relative who shares your home, or other persons if, by reason of any contract, understanding, relationship, agreement or other arrangement, you obtain from such securities benefits substantially equivalent to those of ownership. You should also consider yourself the beneficial owner of securities if you can vest or revest title in yourself, now or in the future. Any report by an Access Person required under this Code of Ethics may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

(c)	Investment Personnel[3] are prohibited from engaging in any personal securities transaction involving “reportable securities” without obtaining prior written approval from the Chief Compliance Officer.[4]

(d)	Investment Personnel are generally prohibited from participating in IPOs[5] and Limited Offerings.[6] However, an Investment Person may participate in an IPO or a Limited Offering if he or she obtains prior written approval from the Chief Compliance Officer before directly or indirectly acquiring beneficial ownership in any securities in an IPO or Limited Offering pursuant to the Pre-Clearance Procedures. In connection with any decision by the Chief Compliance Officer to approve transactions by Investment Personnel acquiring direct or indirect beneficial ownership in any securities in an initial public offering or a Limited Offering, the Chief Compliance Officer will prepare a report of the decision that takes into account, among other factors, whether the investment opportunity should be reserved for the Company and its shareholders, and whether the opportunity is being offered to an individual by virtue of his or her position with the Company. Any Investment Personnel receiving approval from the Chief Compliance Officer to acquire securities in an IPO or a Limited Offering must disclose that investment when they participate in the Fund’s subsequent consideration of an investment in such issuer and any decision by the Fund to invest in such issuer will be subject to an independent review by Investment Personnel with no personal interest in the issuer.

(e)	Each Access Person (other than an Independent Board Member) is prohibited from buying or selling a security within at least seven calendar days before the Fund trades in that security.

(f)	All Investment Personnel and any other Access Persons who obtain information concerning recommendations made to the Fund with regard to the purchase or sale of a security are prohibited from engaging in any personal securities transaction on a day the Fund has a pending “buy” or “sell” order involving the same security until the Fund’s order is executed or withdrawn.

[3]	“Investment personnel” is (i) any employee of a Fund or the Advisor (or of any company in a control relationship to the Company or the Advisor) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund, and (ii) any natural person who controls the Fund or the Advisor and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Company.
[4]	Such prior approval includes any prior approval pursuant to the procedures set forth in the section titled Pre-Clearance Procedures of the Advisor’s Code of Ethics Policy, as such procedures may be amended from time to time.
[5]	“IPO” means an offering of securities registered under the Securities Act of 1933, as amended (“1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.
[6]	“Limited Offering” means an offering or a private placement of securities that is exempt from registration under the 1933 Act, pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

(g)	Each Access Person shall submit reports in substantially the form attached hereto as Appendix B, as may be amended from time to time, to the Chief Compliance Officer, showing all transactions in “reportable securities” in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership. Such reports shall be filed no later than 30 days after the end of each calendar quarter, but need not show transactions over which such person had no direct or indirect influence or control or with respect to transactions pursuant to an Automatic Investment Plan.[7] An Access Person need not make a quarterly transaction report under this Section if the report would duplicate information contained in Certifications of Transactions reports submitted through the Advisor’s Financial Tracking Personal Trading System, broker trade confirmations, or account statements received by the Chief Compliance Officer with respect to the Access Person in the time period required above, if all information required to be in the quarterly transaction report is contained in the broker trade confirmations or account statements.

(h)	Each Access Person, other than an Independent Board Member, shall submit an annual report in substantially the form attached hereto as Appendix C, as may be amended from time to time, to the Chief Compliance Officer, showing as of a date no more than 30 days before the report is submitted (i) the title, number of shares and principal amount of each reportable security in which the Access Person had any direct or indirect beneficial ownership, (ii) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of such Access Person and (iii) the date of submission by the Access Person.

(i)	Each Independent Board Member shall not be required to submit the quarterly report required under subparagraph (g), unless during the quarter said board member engaged in a transaction in a “reportable security” when he or she knew or, in the ordinary course of fulfilling his other official duties as a board member, should have known that during the 15-day period immediately before or after the date of the transaction, the Fund purchased or sold, or considered for purchase or sale, the security.

(j)	All Access Persons (other than an Independent Board Members) are prohibited from receiving a gifts, regardless of value, other than unsolicited perishable items.

(k)	Investment personnel must receive authorization from the Chief Compliance Officer prior to serving as a board member of any publicly-traded company. Authorization will be based upon a determination that the board service would be consistent with the interests of the Fund and its shareholders.

[7]	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan, 401k plan or similarly structured plan.

(l)	All Access Persons are required to certify annually to the Chief Compliance Officer that they have (i) read and understand this Code of Ethics and recognize that they are subject to its terms and conditions, (ii) complied with the requirements of this Code of Ethics and (iii) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to this Code of Ethics. Such certification shall be provided on substantially the form annexed hereto as Appendix D, as may be amended from time to time.

In accordance with Rule 17j-1, “reportable securities” do not include direct obligations of the United States Government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments,8 including repurchase agreements, and shares of registered open-end investment companies. Further, in light of the investment objectives and policies of the Fund, the Fund’s Board does not believe that transactions by its Access Persons in any securities other than the securities which the Fund is permitted to purchase would be prohibited by Rule 17j-1. Accordingly, a “reportable security” does not include securities which the Fund is not permitted to acquire under its investment objective and policies set forth in its then-current prospectus under the Securities Act of 1933. If the investment objective and policies of the Fund change in the future, the Fund’s Board will reconsider the scope of this reporting requirement in light of such change and Rule 17j-1.

2. The Chief Compliance Officer shall notify each Access Person of the Fund who may be required to make reports pursuant to this Code that such person is subject to its reporting requirements and shall deliver a copy of this Code to each such person. Each Access Person must read (and acknowledge that he or she has done so on substantially the form annexed hereto as Appendix E, as may be amended from time to time) and must retain this Code.

3. The Advisor shall adopt, maintain and enforce a separate code of ethics with respect to its personnel who are access persons in compliance with Rule 17j-1, and shall forward to the Chief Compliance Officer copies of the code, all future amendments and modifications thereto, the names of all persons who are now or hereafter required to report their securities transactions pursuant to the code, and a copy of each report submitted by such persons. To the extent any Access Persons of the Fund are subject to the code of ethics adopted pursuant to Rule 17j-1 by the Advisor, the reporting procedures under this Code of Ethics shall not apply to such Access Persons.

4.	The Chief Compliance Officer shall:

(a)	review all reports required to be made by the Fund’s Access Persons pursuant to this Code;

[8]	“High quality short-term debt instruments” means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

(b)	maintain copies of the code of ethics adopted by the Advisor pursuant to Rule 17j-1 and the names of the persons who are required to report their securities transactions pursuant to such code;

(c)	receive and review copies of all reports to be made under the code of ethics adopted by the Advisor in compliance with Rule 17j-1; and

(d)	submit to the Fund’s Board at its regularly scheduled quarterly meeting a written report listing (i) the names of those persons who were required to submit reports for the prior quarter under this Code or the code of ethics adopted by the Advisor but failed to and (ii) any material violations that occurred during the prior quarter of this Code or the code of ethics adopted by the Advisor.

5. At least once a year, each of the Fund and the Advisor must provide the Fund’s Board with a written report that (i) describes issues that arose during the previous year under its respective code of ethics, including information about material code violations and sanctions imposed in response to these material violations, and (ii) certifies to the Fund’s Board that the Fund or the Advisor, as the case may be, has adopted procedures reasonably necessary to prevent Access Persons from violating its code of ethics. A copy of each report required by this Section must be preserved with the Fund’s records for the period required by Rule 17j-1.

6. The Fund’s Board shall oversee the operation of this Code and review with the Chief Compliance Officer, counsel to the Fund and, if appropriate, representatives of the Adviser, the reports provided to it pursuant to the immediately preceding paragraph and material violations of this Code and the code of ethics adopted by the Advisor in compliance with Rule 17j-1. The Fund’s Board shall consider what sanctions, if any, should be imposed with respect to this Code.

7. This Code and any material changes to the Code must be approved by the Fund’s Board, including a majority of Independent Board Members. Each such approval must be based on a determination that this Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1. Before approving this Code or any amendment thereto, the Board must receive a certification from the Fund that it has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code. The Fund’s Board shall approve material changes to this Code no later than six months after adoption of such changes.

8. This Code, a copy of each report by an Access Person, a record of all persons, currently or within the past five years, who are or were required to make reports under the Code, or who are or were responsible for reviewing these reports, a record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities under Section C.1(d) of the Code, a record of any Code violation and any action taken as a result of the violation must be preserved with the Fund’s records for the period required by Rule 17j-1.

APPENDIX A

Date:

Contact:

Broker/Dealer:

Telephone:

Address:

Re:                                                                                                (Access Person’s Name)

Dear

We have been informed that                                                              , [state title] of is maintaining an account with                                                                                                                           .

Account Numbers:

This letter will serve to inform you that we do not object to the maintenance of this account, provided that you promptly send duplicate copies of all confirmations and statements to the undersigned marked “Personal and Confidential.”

Sincerely yours,

APPENDIX B

QUARTERLY PERSONAL INVESTMENT REPORT

Date of Report:

To: Chief Compliance Officer

From:

Date of Transaction:

Name of Security:

Interest Rate and Maturity Date (As Applicable):

Number of Shares:

Principal Amount ($):

Price Per Share ($):

Purchase:

Sale:                                                                                                     Other:

Name of Broker, Dealer or Bank with or through which the Transaction was effected:

Comments:

Signature:

Approved By:

APPENDIX

CANNUAL PERSONAL HOLDINGS REPORT*

Date of Report:

To:	Chief Compliance Officer

From:

Name of Security                              Number of Shares                      Principal Amount($)

Names of Brokers, Dealers or Banks with whom you maintain an Account in which any Securities are held for your direct or indirect benefit:

Signature:

Approved By:

*	Information must be current as of a date no more than 30 days before this report is submitted.

APPENDIX D

ANNUAL CERTIFICATION OF COMPLIANCE WITH THE CODE OF ETHICS

I certify that:

1. I have read and understand the Code and recognize that I am subject to its terms and conditions.

2. During the past year, I have complied with the Code’s procedures.

3. During the past year, I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code’s procedures.

Signature

Dated:

Print Name

APPENDIX E

ACKNOWLEDGMENT

I certify that I have read and understand the Code of Ethics of the Funds and recognize that I am subject to its terms and conditions. I have disclosed all reported personal securities transactions required to be disclosed or reported pursuant to the Code’s procedures and will continue to do so.

NAME	DATE